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EXHIBIT 11
Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
                                                     Three Months Ended
                                                          March 31
                                                     1995       1994

Primary

Net income                                           $136,036   $127,073

Average common shares outstanding                     114,174    120,297
Average common share equivalents outstanding<F1>        1,369      1,360
Average primary common shares                         115,543    121,657
Earnings per common share - Primary                     $1.18      $1.04


Fully Diluted

Net income                                           $136,036   $127,073

Average common shares outstanding                     114,174    120,297
Average common share equivalents outstanding<F1>        1,389      1,366
Average fully diluted common shares                   115,563    121,663
Earnings per common share - Fully Diluted               $1.18      $1.04

<F1>Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.
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